Exhibit 99

Trico Marine Announces $50 Million Refinancing of Credit Facility

HOUSTON, Dec. 19 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced today that it has entered into a new $50 million revolving credit facility to refinance its previous $45 million credit facility.

The new facility will mature on December 18, 2005, and is structured as a senior secured revolving credit facility. Proceeds from the facility will be used for working capital needs, capital expenditures and other general corporate purposes. The facility will be secured by mortgages on substantially all of the company's Gulf of Mexico class supply boats and crew boats. The new facility, containing customary terms and conditions, replaces the previous facility, which was scheduled to expire in June 2003.

Nordea acted as lead arranger and book runner for the new facility and will serve as administrative agent. Bank of Scotland and Hamburgische Landesbank acted as co-arrangers.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas.